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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF THE INTERCEPT GROUP, INC.

ProVesa Inc., a Georgia corporation ("ProVesa"), doing business under the name "ProVesa."

        ProVesa Services, Inc., a Georgia corporation and wholly owned subsidiary of ProVesa, doing business under the name "ProVesa."

        ProImage, Inc., a Georgia corporation one-third owned by ProVesa, doing business under the name "ProVesa."

InterCept Switch, Inc., a Georgia corporation doing business under the name "InterCept Switch."